As filed with the Securities and Exchange Commission on June 19, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

General Growth Properties, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	27-2963337
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

110 N. Wacker Drive

Chicago, IL 60606

(312) 960-5000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Sandeep Mathrani

Chief Executive Officer

110 N. Wacker Drive

Chicago, IL 60606

(312) 960-5000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Robert W. Downes

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)		Amount of registration fee
Common stock, par value $0.01 per share	12,000,000	N/A	$246,300,000	(3)	$0	(3)
(1)

Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)			Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) promulgated under the Securities Act.
(3)

As discussed below, pursuant to Rule 415(a)(6) under the Securities Act, this registration statement includes 12,000,000 shares of General Growth Properties, Inc. common stock (representing $246,300,000 maximum aggregate offering price, based on the average of the high and low prices of our common stock on the New York Stock Exchange on June 13, 2013) that had been previously registered and for which the registration fee has been previously paid.

In accordance with Rule 415(a)(6) under the Securities Act, this registration statement includes 12,000,000 shares of General Growth Properties, Inc. (“GGP”) common stock, all of which were previously registered for resale by GGP, but not sold, pursuant to Registration Statement No. 333-172793 on Form S-3 originally filed on March 11, 2011 (the “Original Registration Statement”). An aggregate filing fee of $22,315.00 was paid for the registration of the securities included in the Original Registration Statement (calculated at the rate in effect at the time the Original Registration Statement was filed). Pursuant to Rule 415(a)(6) under the Securities Act, the filing fee previously paid in connection with such unsold securities will continue to be applied to such unsold securities which are being carried forward to this registration statement. Pursuant to Rule 415(a)(6) under the Securities Act, the offering of the unsold securities registered under the Original Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.

PROSPECTUS

General Growth Properties, Inc.

12,000,000 Shares of Common Stock

This prospectus relates solely to our issuance of up to 12,000,000 shares of common stock of General Growth Properties, Inc., $0.01 par value per share (“common stock”), to certain holders of common units (the “common units”) of limited partnership interests in GGP Limited Partnership (the “Operating Partnership” or “GGPLP”), a Delaware limited partnership. Our indirect, controlled subsidiary is the general partner of GGPLP. Pursuant to redemption agreements between GGPLP and GGPLP unit holders, we may elect to deliver common stock to unit holders who wish to have their common units redeemed. We do not know when or in what amount we may issue common stock to such unit holders. This registration does not necessarily mean that any of the common units will be redeemed or that we will issue any shares of common stock.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “GGP.” The closing price for our common stock on the NYSE on June 18, 2013 was $21.07.

We will not receive any cash proceeds from the issuance of the common stock upon the tender of GGPLP unit holders’ common units for redemption. However, we will acquire the common units in exchange for any common stock that we issue pursuant to this prospectus. See “Plan of Distribution” beginning on page 36. With each such acquisition, our indirect interest in GGPLP will increase. See “Summary of GGPLP Partnership Agreement” beginning on page 12.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus and the “Risk Factors” section contained in any applicable prospectus supplement and in the documents we incorporate by reference for a description of the risks you should consider when evaluating such investment.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 19, 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933. We may issue to you, the GGPLP unit holders, at any time and from time to time, in one or more offerings, the securities described in this prospectus and any accompanying prospectus supplement. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, as well as any accompanying prospectus supplement and any documents incorporated by reference herein or therein.

You should read this prospectus and any prospectus supplement together with any documents incorporated by reference and any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” and “Incorporation by Reference” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. The information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference herein or therein by reference is accurate only as of the date contained on the cover of the such documents. Neither the delivery of this prospectus nor any accompanying prospectus supplement, nor any sale made under this prospectus and any accompanying prospectus supplement will, under any circumstances, imply that the information in this prospectus or any accompanying prospectus supplement is correct as of any date after this prospectus or any accompanying prospectus supplement. Our business, financial condition and results of operations may have changed since that date. Any information in such subsequent filings that is inconsistent with this prospectus or any accompanying prospectus supplement will supersede the information in this prospectus or any accompanying prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus and any accompanying prospectus supplement.

We have not authorized anyone else to provide you with other information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

Unless otherwise stated, or the context otherwise requires, references in this prospectus to “we,” “us,” “our,” “our company” or “the company” are to General Growth Properties, Inc. and its subsidiaries and joint ventures.

i

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus or in any prospectus supplement or document incorporated herein by reference, including statements such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “would” or similar expressions, constitute “forward-looking statements.” Forward-looking statements are based on our current plans, expectations and projections about future events. Forward-looking statements should not be unduly relied upon. They give our expectations about the future and are not guarantees. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements to materially differ from any future results, performance and achievements expressed or implied by such forward-looking statements.

Forward-looking statements include, but are not limited to:

•                                          descriptions of plans or objectives for future operations;

•                                          projections of our revenues, net operating income, Company net operating income, earnings per share, Funds From Operations (“FFO”), Company FFO, capital expenditures, income tax and other contingent liabilities, dividends, leverage, capital structure or other financial items;

•                                          forecasts of our future economic performance; or

•                                          descriptions of assumptions underlying or relating to any of the foregoing.

There are several factors, many beyond our control, which could cause results to differ materially from our expectations, some of which are described in Item 1A Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2012 (our “Annual Report”).  These factors are incorporated herein by reference. Any factor could by itself, or together with one or more other factors, adversely affect our business, results of operations or financial condition. There are also other factors that we have not described in this prospectus or in our Annual Report that could cause results to differ from our expectations.

These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Also, these forward-looking statements present estimates and assumptions only as of the date made. Except as may be required by law, we undertake no obligation to modify or revise any forward-looking statements to reflect events or circumstances occurring after the date of such forward-looking statements.

ii

OUR COMPANY

General Growth Properties Inc., or GGP, is a fully integrated, self-managed and self-administered real estate investment trust focused exclusively on owning, managing, leasing, and redeveloping high-quality regional malls throughout the United States and Brazil. As of March 31, 2013, GGP’s portfolio was comprised of 124 regional malls in the United States and 18 malls in Brazil comprising approximately 134 million square feet of gross leasable area, or GLA, excluding anchor tenants. Based on the number of regional malls in our portfolio and GLA, we are the second largest owner of regional malls in the United States.

Substantially all of our business is conducted through GGP Limited Partnership (the “Operating Partnership” or “GGPLP”). The Operating Partnership also has preferred units of limited partnership interest (the “Preferred Units”) outstanding. As of March 31, 2013, GGP holds approximately a 99% common equity ownership (without giving effect to the potential conversion of the Preferred Units) of the Operating Partnership, while the remaining 1% is held by limited partners that indirectly include family members of the original stockholders of the predecessor to GGP and certain previous contributors of properties to the Operating Partnership.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described below and under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of each subsequently filed Quarterly Report on Form 10-Q and in the other documents incorporated by reference into this prospectus, as well as the other information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement before making a decision to invest in our securities. See “Where You Can Find More Information” and “Incorporation by Reference.”

Risks Related to Our Common Stock

Our stock price historically has been, and the trading prices of shares of our common stock are likely to be, volatile.

The price of our common stock on the NYSE constantly changes and has been subject to significant price fluctuations and such volatility may continue. Factors impacting stock price may include:

•                                          actual or anticipated variations in our operating results;

•                                          changes in our funds from operations or earnings estimates;

•                                          the success of our real estate redevelopment and expansion strategy;

•                                          our ability to comply with the financial covenants in our debt agreements and the impact of restrictive covenants in our debt agreements;

•                                          our access to financing;

•                                          changes in market valuations of similar companies;

•                                          speculation in the press or investment community; and

•                                          the realization of any of the other risk factors included in this prospectus.

In addition, the market in general has historically experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our common stock.

The market price of our common stock may decline below the price per share of the common stock registered hereby, and as a result, you may not be able to resell your shares of common stock at or above your purchase price and you may lose all or part of your investment.

We cannot assure you that the market price of our common stock will not decline further below the trading price per share as of the date of this prospectus. If that occurs, you will suffer an immediate unrealized loss on those shares. As a result, you may not be able to resell shares of the common stock at or above your purchase price or the exchange price per share, as applicable, and you may lose all or part of your investment in our common stock. The price per share in this registration should not be considered an indication of the future trading price of our common stock.

There may be dilution of our common stock from the exercise of our warrants and stock options or the issuance of additional stock through our stock incentive plans, which may materially adversely affect the market price of our common stock or our warrants and negatively impact a holder’s investments.

The exercise of some or all of the warrants or options outstanding for our common stock will dilute the ownership interest of our existing stockholders. Likewise, any additional issuances of common stock, through our stock incentive plans or otherwise, will dilute the ownership interests of our existing stockholders. Any sales in the public market of such additional common stock could adversely affect prevailing market prices of the outstanding shares of our common stock or warrants. In addition, the existence of our warrants or options may encourage short selling or arbitrage trading activity by market participants because the exercise of our warrants or options could depress the price of our common stock. As noted above, a decline in the market price of our common stock may negatively impact the market price for our warrants.

Future issuances and sales of our capital stock or securities convertible into or exchangeable for our capital stock by us or by existing stockholders may adversely affect the market price for our common stock and may cause dilution to our stockholders.

Additional issuances and sales (including resales by certain of our stockholders or (or affiliates of our stockholders) who have registration rights, including affiliates of Brookfield Asset Management, Inc. (collectively, with its designees, as applicable, the “Brookfield Investors”), issuances of stock to participating stockholders pursuant to our dividend reinvestment plan and other issuances of our stock for the purchase of property, pursuant to contractual arrangements or otherwise) of capital stock or securities convertible into or exchangeable for capital stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at a time and price favorable to us. In most circumstances, stockholders will not be entitled to vote on whether or not we issue additional capital stock. In addition, depending on the terms and pricing of an additional offering of our common stock and the value of our properties, our stockholders may experience dilution in both the book value and the market value of their shares.

The Brookfield Investors have certain rights to maintain their proportionate ownership interests in our common stock, which may cause dilution to other stockholders.

Any additional future issuance of our capital stock will reduce the percentage of our common stock owned by investors who purchase shares registered hereby that do not participate in future issuances. However, for so long as the Brookfield Investors beneficially own at least 5% of our outstanding common stock on a fully diluted basis, the Brookfield Investors will have the right to purchase our common stock as necessary to allow them to maintain their respective proportionate ownership interests in us on a fully diluted basis.

Risks Related to Exchange of GGPLP Units for Common Stock

The exchange of GGPLP units for our common stock is a taxable transaction.

The exchange of units for shares of our common stock (which may occur following the tender of such units for redemption if we elect to acquire such units in exchange for shares of our common stock) will be treated for tax purposes as a sale of the units by the limited partner making the exchange. A limited partner will recognize gain or loss for income tax purposes in an amount equal to the fair market value of the shares of our common stock received in the exchange, plus the amount of the operating partnership’s liabilities allocable to the GGPLP units being exchanged, less the limited partner’s adjusted tax basis in the GGPLP units exchanged. The recognition of any loss resulting from an exchange of GGPLP units for shares of our common stock is subject to a number of limitations set forth in the Internal Revenue Code of 1986, as amended, or the Code. It is possible that the amount of gain recognized or even the tax liability resulting from the gain could exceed the value of the shares of our common stock received upon the exchange. In addition, a limited partner may have difficulty finding buyers for a substantial number of shares of our common stock in order to raise cash to pay tax liabilities associated with the exchange of our common units and may not receive a price for the shares of our common stock equal to the value of the common units at the time of the exchange.

Your investment may change upon redemption of common units.

If you tender common units pursuant to your Redemption Agreement (as defined herein), you may receive cash or common stock in exchange for such common units. To the extent that you receive cash, you will no longer have any interest in GGPLP or us, will not benefit from any subsequent increases in the share price of the common stock, and will not receive any future distributions from GGPLP or us (unless you currently own or acquire in the future additional common units or shares of common stock). To the extent that you receive common stock, you will become a stockholder rather than a holder of common units. See “Comparison of Ownership of Common Units and Shares of Common Stock.”

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the common stock upon the tender of GGPLP unit holders’ common units for redemption. However, we will acquire the common units in exchange for common stock that we issue pursuant to this prospectus. With each such acquisition, our indirect interest in GGPLP will increase. See “Summary of GGPLP Partnership Agreement.”

DESCRIPTION OF SECURITIES

General

We were incorporated as a Delaware corporation on July 1, 2010.

Our authorized capital stock consists of 11,000,000,000 shares of common stock and 500,000,000 shares of preferred stock, $0.01 par value per share.

Holders of outstanding shares of our common stock have the right to vote on all questions to the exclusion of all other stockholders, each holder of record of our common stock being entitled to one vote for each share of common stock standing in the name of the stockholder on the books of the company, except as otherwise required by law, provided in our certificate of incorporation, as it may be amended from time to time, or provided in our certificates of designations and any resolution adopted by our board of directors with respect to any series of capital stock subsequently established.

The following summary description of our common stock does not purport to be complete and is qualified in its entirety by reference to the actual terms and provisions of our amended and restated certificate of incorporation and amended and restated bylaws, forms of which have been filed as exhibits to the registration statement of which this prospectus is part. As of May 6, 2013, 966,879,793 shares of our common stock were outstanding and 73,928,571 warrants to purchase 82,947,857 shares of our common stock, in the aggregate, were outstanding. In addition, we may in the future designate 71,320 shares of Class C preferred stock, as described below under “—Preferred Stock—Series C Preferred Stock.”

Restrictions on Ownership and Transfer

Generally, for us to qualify as a REIT under the Code for a taxable year, the following conditions (among others) must be satisfied:

•                                          not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code to include certain entities, at any time during the last half of a taxable year;

•                                          our capital stock must be beneficially owned, without regard to any rules of attribution of ownership, by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and

•                                          certain percentages of our gross income and assets must be from particular activities and types of assets.

Accordingly, our certificate of incorporation contains provisions which limit the value of our outstanding capital stock that may be owned by any stockholder. We refer to this limit as the “Ownership Limit.”

Subject to certain exceptions, the Ownership Limit provides that no stockholder may own, or be deemed to own by virtue of the applicable attribution provisions of the Code, more than the Ownership Limit. The Ownership Limit is set at 9.9% of the number or value, whichever more restrictive, of the outstanding shares of capital stock. The board of directors may waive the Ownership Limit in certain circumstances.

Our board of directors may waive the Ownership Limit if presented with satisfactory evidence that such ownership will not jeopardize our status as a REIT. As a condition of such waiver, our board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving our REIT status. The Ownership Limit will not apply if the board of directors and the holders of capital stock determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. If shares of capital stock in excess of the Ownership Limit, or shares which would cause us to be beneficially owned by fewer than 100 persons, are issued or transferred to any person, such issuance or transfer shall be null and void and the intended transferee will acquire no rights to such shares.

Our certificate of incorporation further provides that, subject to limited exceptions, upon a transfer or other event that results in a person owning (either directly or by virtue of the applicable attribution rules) capital stock in excess of the applicable Ownership Limit (referred to as “Excess Shares”), such person (known as a “Prohibited Owner”) will not acquire or retain any rights or beneficial economic interest in such Excess Shares. Rather, the Excess Shares will be automatically transferred to a person or entity unaffiliated with and designated by us to serve as trustee of a trust for the exclusive benefit of a charitable beneficiary to be designated by us within five days after the discovery of the transaction which created the Excess Shares. The trustee shall have the exclusive right to designate a person who may acquire the Excess Shares without violating the applicable ownership restrictions (a “Permitted Transferee”) to acquire any and all of the shares held by the trust. The Permitted Transferee must pay the trustee valuable consideration (whether in a public or private sale) for the Excess Shares. The trustee shall pay to the Prohibited Owner the lesser of (a) the value of the shares at the time they became Excess Shares and (b) the price received by the trustee from the sale of the Excess Shares to the Permitted Transferee. The beneficiary will receive the excess of (a) the sale proceeds from the transfer to the Permitted Transferee over (b) the amount paid to the Prohibited Owner, if any, in addition to any dividends paid with respect to the Excess Shares.

The Ownership Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above or in our certificate of incorporation, any change in the Ownership Limit would require an amendment to our certificate of incorporation. In addition to preserving our status as a REIT, the Ownership Limit may preclude an acquisition of control of us without the approval of our board of directors.

All shares of capital stock issued by us will be subject to legends and stop-transfer restrictions as described above.

Limitation of Liability of Directors

Our Amended and Restated Certificate of Incorporation provides that no director will be personally liable for monetary damages to us or to our stockholders for breach of fiduciary duty as a director, except for liability to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended. Any amendment, modification or repeal of any provision of our amended and restated certificate of incorporation that is inconsistent with the foregoing will not adversely affect any right or protection of a director in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Indemnification

Our Amended and Restated Certificate of Incorporation provides that we will indemnify and hold harmless each of our officers and directors. The indemnification provisions provide that we indemnify our officers and directors to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, and advance to our officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In addition, we may, by action of our board of directors, provide indemnification to our employees and agents with the same (or lesser) scope and effect as the foregoing indemnification of directors and officers and we have entered into indemnification agreements with members of our board of directors.

Delaware Anti-Takeover Statute

We are a Delaware corporation and will continue to be subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an “interested stockholder” (defined generally as a person owning 15% or more of our outstanding voting stock) from engaging in a “business combination” (as defined in Section 203) with us for three years following the date that person becomes an interested stockholder unless:

•                                          before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•                                          upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also our officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•                                          following the transaction in which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

Under Section 203, these restrictions do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving us and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of our directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

Preferred Stock

Our Amended and Restated Certificate of Incorporation provides that our board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof.

The authority of the board of directors with respect to each series of Preferred Stock includes, but is not limited to, determination of the following:

•                                          the designation of the series, which may be by distinguishing number, letter or title;

•                                          the number of shares of the series, which number the board of directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

•                                          whether dividends, if any, shall be paid, and, if paid, the date or dates upon which, or other times at which, such dividends shall be payable, whether such dividends shall be cumulative or noncumulative, the rate of such dividends (which may be variable) and the relative preference in payment of dividends of such series;

•                                          the redemption provisions and price or prices, if any, for shares of the series;

•                                          the terms and amounts of any sinking or similar fund provided for the purchase or redemption of shares of the series;

•                                          the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our corporation;

•                                          whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of our corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion price or prices, or rate or rates, any adjustments thereto, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

•                                          restrictions on the issuance of shares of the same series or of any other class or series; and

•                                          the voting rights, if any, of the holders of shares of the series.

Series A Preferred Stock.  On February 13, 2013, we issued 10,000,000 shares of 6.375% Series A Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”) at a price of $25.00 per share.

Dividends.  Holders of our Series A Preferred Stock are entitled to cumulative preferential cash dividends (whether or not declared) at a rate of 6.375% per year of the $25.00 liquidation preference per share (equivalent to an annual rate of $1.59375 per share). Dividends on our Series A Preferred Stock are payable quarterly in arrears on the first day of January, April, July and October of each year, or, if not a business day, the next succeeding business day (and no interest, additional dividends or other sums will accrue or accumulate on the amount so payable for the period from and after that dividend payment date to that next succeeding business day), when, as and if declared by our board of directors.

Ranking.  Our Series A Preferred Stock ranks:

•                  senior to our common stock and any other class or series of capital stock established by us in the future, the terms of which specifically provide that such series ranks junior to the Series A Preferred Stock as to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up,

•                  on parity with any other series of preferred stock that we may establish in the future the terms of which specifically provide that such series ranks on parity with our Series A Preferred Stock with respect to the payment of dividends and distributions of assets upon our liquidation, dissolution or winding up, and

•                  junior to any other series of preferred stock established by us in the future, the terms of which specifically provide that such series ranks senior to our Series A Preferred Stock as to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up (which establishment shall be subject to the provisions under “—Voting Rights” below).

Liquidation Preference.  If we liquidate, dissolve or wind up, holders of our Series A Preferred Stock will be entitled to receive out of our assets available for distribution to stockholders (after payment or provision for all of our debts and other liabilities and subject to the preferential rights of the holders of any series of preferred stock ranking senior to the Series A Preferred Stock with respect to the distribution of assets upon our liquidation, dissolution or winding up (the establishment of which series of preferred shall be subject to the provisions under “—Voting Rights” below)) a liquidation preference of $25.00 per share, plus all accumulated and unpaid dividends (whether or not declared) to, but not including, the date of payment, before any distribution of assets is made to the holders of our common stock and any other class or series of our capital stock ranking junior to our Series A Preferred Stock with respect to the distribution of assets upon our liquidation, dissolution or winding up.

Optional Redemption.  Except with respect to the special optional redemption and REIT qualification optional redemption provisions described below, we may not redeem the Series A Preferred Stock prior to February 13, 2018. On or after February 13, 2018, we, at our option, upon giving the notice described below, may redeem our Series A Preferred Stock, in whole at any time or in part from time to time, for cash, at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends (whether or not declared) to, but not including, the date of redemption. Any partial redemption will be made on a pro rata basis or by any other equitable method determined by us and in accordance with any applicable securities exchange rules.

Special Optional Redemption.  Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series A Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash, at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends (whether or not declared) to, but not including, the date of redemption.

A “Change of Control” is when, after the initial delivery of the Series A Preferred Stock, the following have occurred and are continuing:

•                  the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•                  following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE MKT or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

Conversion Rights.  Upon the occurrence of a Change of Control, each holder of Series A Preferred Stock will have the right to convert some or all of the Series A Preferred Stock held by such holder (unless we have provided or provide irrevocable notice of our election to redeem the Series A Preferred Stock in which case such holder will only have the right with respect to the shares of Series A Preferred Stock not called for redemption (unless we default in the payment of the redemption price and all accumulated and unpaid dividends in which case such holder will again have a conversion right with respect to the shares subject to such default in payment)) into a number of shares of our common stock per share of Series A Preferred Stock to be converted equal to the lesser of:

•                  the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of all accumulated and unpaid dividends (whether or not declared) to, but not including, the Change of Control conversion date (unless the Change of Control conversion date is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accumulated and unpaid dividend will be included in this sum) by (ii) the Common Stock Price; and

•                  the Share Cap (as defined), subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration and other conditions.

Except as provided above in connection with a Change of Control, the Series A Preferred Stock is not convertible into or exchangeable for any other securities or property.

REIT Qualification Optional Redemption.  If the redemption of a holder’s Series A Preferred Stock is required to prevent a violation of our Ownership Limit, then we may, at our option, redeem the Series A Preferred Stock of such holder, in such amount required to comply with the Ownership Limit, for cash at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends (whether or not declared), to, but not including, the date of redemption.

No Maturity, Sinking Fund Mandatory Redemption.  The Series A Preferred Stock has no stated maturity date and is not subject to mandatory redemption or any sinking fund. We are not required to set aside funds to redeem the Series A Preferred Stock. Accordingly, the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem the shares at our option or, under circumstances where the holders of the Series A Preferred Stock have a conversion right, such holders decide to convert the Series A Preferred Stock into our common stock.

Voting Rights.  Except as may be required by law or the rules of the NYSE or any other securities exchange or quotation system on which the Series A Preferred Stock is then listed, traded or quoted, holders of our Series A Preferred Stock will have no voting rights. If, however, dividends on any outstanding shares of our Series A Preferred Stock have not been paid for six or more quarterly periods (whether or not consecutive), holders of our Series A Preferred Stock, voting as a single class together with the holders of any other series of our preferred stock that we may issue in the future that are entitled to similar voting rights, will be entitled to elect two additional directors to our board of directors to serve until all unpaid dividends have been paid or declared and set apart for payment.

In addition, we may not, without the affirmative vote of holders of at least two-thirds of the outstanding shares of our Series A Preferred Stock voting separately as a class:

•                  authorize, create or increase the authorized or issued amount of any class or series of capital stock ranking senior to our Series A Preferred Stock with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, or reclassify any authorized capital stock into, or create, authorize or issue any obligation or security convertible into, exchangeable for or evidencing the right to purchase, any such senior shares; or

•                  amend, alter or repeal the provisions of our certificate of incorporation (including the certificate of designations) or bylaws, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of our Series A Preferred Stock or the holders thereof.

Any increase in the amount of total authorized preferred stock, or any increase in the amount of authorized shares of our Series A Preferred Stock, or any creation, issuance or increase in the amount of authorized shares of any other series of our preferred stock ranking on parity with or junior to our Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

Information Rights.  During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any Series A Preferred Stock is outstanding, we will (1) transmit by mail or otherwise provide (or by other permissible means under the Exchange Act) to all holders of Series A Preferred Stock as their names and addresses appear in our record books (or otherwise in accordance with the applicable procedures of DTC) and, without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits, including certifications, that would have been required) and (2) promptly, upon request, provide copies of such reports to any prospective holder of Series A Preferred Stock.

Preemptive Rights.  No holders of the Series A Preferred Stock will, as holders of Series A Preferred Stock, have any preemptive rights to purchase or subscribe for our common stock or any other security.

Series C Preferred Stock.  We may in the future designate 71,320 of the authorized shares of our Preferred Stock as Series C Preferred Stock. If issued, the Series C Preferred Stock will have a liquidation value of $1,000 per share. We may issue Series C Preferred Stock in the event that holders of GGPLP Series B preferred units elect to redeem their GGPLP Series B preferred units, and we pay for such units with the Series C Preferred Stock rather than cash, at our election.

Each share of Series C Preferred Stock will be entitled to quarterly cumulative cash dividends equal to the greater of (i) of $21.25 and (ii) the amount of the regular quarterly cash dividends for such dividend period upon the number of shares of common stock (or portion thereof) into which such Series C Preferred Stock is then convertible; provided, that no payment will be made on account of clause (ii) after June 10, 2017.

The Series C Preferred Stock will be convertible at a holder’s option into shares of our common stock until June 10, 2017. The initial conversion ratio will be 20 shares of our Common Stock per share of Series C Preferred Stock and will be subject to customary adjustments for certain share splits and dividends. The liquidation value of the Series C Preferred Stock will be $1,000 plus accrued and unpaid dividends. The Series C Preferred Stock, if issued and outstanding, will rank senior to our common stock. Except as required by law and with certain exceptions, the Series C Preferred Stock will not have voting rights.

Warrants

We have outstanding, as adjusted, 73,928,571 warrants held by the Brookfield Investors to purchase up to 82,947,857 shares of our common stock with 57,500,000 of such warrants having an exercise price of $9.5818 per share and 16,428,571 of such warrants having an exercise price of $9.3591 per share.

The conversion ratio and exercise prices of these warrants are subject to further adjustment as provided in the related warrant agreements. Each such warrant has a term of seven years, expires on November 9, 2017, is fully vested and is immediately exercisable.

There is currently no established market price for the warrants.

Rights of Holders of GGPLP Common Units

Certain holders of GGPLP common units have certain redemption, conversion or registration rights in respect of our common stock. This shelf registration statement registers 12,000,000 shares of our common stock with respect to these rights.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, LLC, Brooklyn, New York.

SUMMARY OF GGPLP PARTNERSHIP AGREEMENT

The following summary of the partnership agreement of GGPLP is qualified by reference to the Third Amended and Restated Agreement of Limited Partnership of GGPLP (as amended, the “Partnership Agreement”). The Partnership Agreement (including the amendments thereto) has been previously filed with the SEC and is incorporated herein by reference.

Ownership

We hold, through certain intermediate entities, a 1% general partnership interest and an approximate 99% limited partnership interest in GGPLP.

Management and Operations

GGPLP is a Delaware limited partnership, which we control through our indirect, controlled subsidiary, GGP, Inc., or GGPI. The Partnership Agreement requires GGPLP to be operated in a manner that will enable us to continue to qualify as a REIT. The Partnership Agreement provides that the net operating cash revenues of GGPLP, as well as net sales and refinancing proceeds, will be distributed from time to time as determined by GGPI, in its capacity as the sole general partner of GGPLP (but not less frequently than quarterly), proportionally in accordance with the partners’ percentage interests therein.

Pursuant to the Partnership Agreement, GGPI generally has exclusive and complete responsibility and discretion in the management and control of GGPLP. The limited partners, including GGP Limited Partnership II, a Delaware limited partnership (“GGPLP II”), that we indirectly control, have no authority to transact business for GGPLP; neither can they participate in the management activities or decisions GGPI makes on its behalf as general partner. However, the following decisions require the consent of a majority in interest of the limited partners:

•                                          to amend the Partnership Agreement (other than in connection with the admission of additional limited partners),

•                                          to terminate the Partnership Agreement,

•                                          to make a general assignment for the benefit of creditors,

•                                          to take title to any property other than in the name of GGPLP or a subsidiary partnership,

•                                          to institute any proceeding for bankruptcy, or

•                                          to dissolve GGPLP.

In addition, without the written consent of a limited partner, the Partnership Agreement may not be amended to materially adversely affect such limited partner’s rights to distributions or allocations except in connection with the admission of additional limited partners or unless such amendment affects the existing limited partners who are part of the Bucksbaum family in the same manner on a unit-for-unit basis.

The Partnership Agreement does not contemplate holding partnership meetings, but limited partners are given notice of and are welcome to attend annual and special meetings of our stockholders.

Transferability of Interests

The Partnership Agreement provides that GGPI may not voluntarily withdraw from GGPLP, or transfer or assign its interest in GGPLP, except to certain of our controlled affiliates, without the consent of a majority in interest of the limited partners. As a limited partner and subject to certain conditions, limited partners may transfer their interests in GGPLP to a transferee, provided that such transferee assumes the transferee-limited partner’s obligations and, provided further, that such transfer does not cause a termination of GGPLP for federal income tax purposes, does not disqualify us as a REIT, and satisfies certain other general requirements specified in the Partnership Agreement.

Capital Contributions

The Partnership Agreement provides that if GGPLP requires additional funds at any time or from time to time in excess of funds available to GGPLP from borrowings or capital contributions, we may borrow such funds from a financial institution or other lender and elect either to lend such funds to GGPLP on the same terms and conditions as are applicable to our borrowing of such funds or to contribute such required funds as an additional capital contribution to GGPLP, in which case GGPLP generally will issue to GGPLP II a series of preferred units with the same terms and conditions as applicable to the borrowing of such funds. As an alternative to borrowing funds required by GGPLP, we may raise such funds through the sale of shares of common or preferred stock and contribute the amount of such required funds as an additional capital contribution to GGPLP. In the event of a sale of shares of common stock, GGPLP II generally will receive additional common units equal to the number of shares of common stock that we sell multiplied by a “conversion factor” that accounts for prior dilutive events, and the partnership interests (on a percentage basis) of the limited partners will be decreased on a proportionate basis.  In the event of a sale of shares of preferred stock, GGPLP II generally will receive a series of preferred units with that are equivalent to the terms of such preferred stock.

Tax Matters

Pursuant to the Partnership Agreement, GGPI is the tax matters partner of GGPLP. Accordingly, we, via our indirect control of GGPI, have the authority to make tax elections under the Code on behalf of GGPLP. The net income or net loss of GGPLP will generally be allocated to GGPI and the limited partners (including GGPLP II) in accordance with percentage interests, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the regulations promulgated thereunder and the terms of the preferred units of limited partnership interest in GGPLP.

Duties and Conflicts

The Partnership Agreement provides that all of our business activities, including all activities pertaining to the acquisition and operation of shopping center properties, must be conducted through GGPLP (excluding direct interests of up to 1% in subsidiaries of GGPLP which we own). The Partnership Agreement prohibits us from borrowing for the purpose of making a distribution to stockholders unless we arrange such borrowing through GGPLP. Pursuant to the Partnership Agreement, the Bucksbaums cannot acquire interests in shopping center properties or vacant land suitable for development as a shopping center for a specified period of time. The Partnership Agreement permits the Bucksbaums to own less than 5% of any publicly-traded entity (or any subsidiary thereof) which invests in retail malls, provided that neither Matthew Bucksbaum nor John Bucksbaum is actively involved in the management of such entity by virtue of any such investment.

Term

GGPLP will continue in full force and effect until December 31, 2050, or until sooner dissolved upon our withdrawal, bankruptcy, dissolution or termination (unless a majority in interest of the limited partners elect to continue GGPLP), the election by us and a majority in interest of the limited partners, or the sale or other disposition of all or substantially all the assets of GGPLP.

Preferred Units

GGPLP has three series of preferred units held by third parties, the Series B preferred units, the Series D preferred units and the Series E preferred units (the “Preferred Units”), and three series of preferred units, the Series F preferred units held by GGPLP II and Westroads-Oaks, Inc. (a wholly-owned subsidiary of GGPLP), and the Series G and Series H preferred units, held by GGPLP II (the “GGP Units”).  The Preferred Units are convertible at the election of their holders into common units of GGPLP. The rate of conversion for the

Series B preferred units is 3 to 1; the rate of conversion of the Series D preferred units is 1.508210 to 1; and the rate of conversion of the Series E preferred units is 1.298364 to 1. The rate of conversion for each series of Preferred Units is subject to adjustment from time to time as described in the Partnership Agreement. The GGP Units may not be converted to common units.

The Series B, Series D and Series E preferred units are only entitled to vote with respect to the issuance of equity interests ranking senior to the Preferred Units or with respect to the amendment, alteration or repeal of the Partnership Agreement in a way that materially and adversely affect any special right, preference, privilege or voting power of such Preferred Units. The Preferred Units pay to their holders a return equal to the greater of (i) with respect to (A) the Series B preferred units, 8.5%, (B) the Series D preferred units, 6.5% and (C) the Series E preferred units, 7% and (ii) the distribution payable upon the number of common units into which such Preferred Units are otherwise convertible.

Common Units

GGPLP has common units held by GGPLP II. At any time without consent of any partner of GGPLP, but subject to the provisions of the Partnership Agreement, GGPLP may issue additional common units and admit a limited partner to GGPLP in exchange for the contribution by such limited partner of cash and/or property desirable to further the purposes of GGPLP.

REDEMPTION OF COMMON GGPLP UNITS

General

Except for Bucksbaum holders whose rights are described below, you may require GGPLP to redeem your common units by delivering a notice to GGPLP. Your rights are described in those certain Redemption Rights Agreements (the “Redemption Agreements”) which were previously executed and delivered. The summary of the terms of the Redemption Agreements set forth below does not purport to be complete and is subject to and qualified by reference to the Redemption Agreements. Subject to your rights described in the next paragraph, upon redemption, you will receive, with respect to each unit tendered, cash in an amount equal to the market value of one share of common stock (subject to certain anti-dilution adjustments). The market value of the common stock for this purpose will be equal to the average of the closing trading prices of our common stock on the NYSE (or substitute information, if no such closing price is available) for the five consecutive trading days ending on the date on which a redemption notice is received by GGPLP (or, if such date is not a business day, the first business day thereafter).

In lieu of GGPLP redeeming common units tendered for redemption, in our sole and absolute discretion, we have the right to elect to assume the obligation of GGPLP and satisfy your redemption right by paying to you, with respect to each unit tendered, either (a) the cash amount described in the preceding paragraph or (b) one share of common stock (in each case, subject to certain anti-dilution adjustments). With each exchange of common units for shares of common stock or cash, our indirect ownership interest in GGPLP will increase. Such an acquisition will be treated as a sale of the common units by you to us for federal income tax purposes. Upon redemption, your right to receive distributions with respect to the common units redeemed will cease (but if such right is exchanged for common stock, you will have rights as a stockholder from the time of your acquisition of the common stock), and if all of your common units are redeemed, you will have withdrawn as a partner of GGPLP and will no longer be a party to the Partnership Agreement.

You must notify GGPLP of your desire to require GGPLP to redeem common units by sending a notice in accordance with the terms of your Redemption Agreement. You must request the redemption of at least 1,000 common units (or all of the common units you hold, if you own fewer than 1,000 common units). The redemption will occur within 30 days following GGPLP’s receipt of the notice and related documentation required by the Redemption Agreement, except that no redemption can occur if the delivery of common stock would be prohibited under the provisions of the amended and restated certificate of incorporation designed to protect our qualification as a REIT.

Bucksbaum Rights

Pursuant to the terms of the Rights Agreement, dated as of July 27, 1993 (the “Rights Agreement”), the Bucksbaums hold certain rights (the “Bucksbaum Rights”) granted to them in connection with the initial public offering of the predecessor to GGP. The Bucksbaum Rights enable them to convert a portion of their interest in GGPLP into shares of common stock (the “Exchange Component”) and to sell their remaining partnership interest to us (the “Sale Component”). The Exchange Component enables the Bucksbaums to exchange a portion of their interest in GGPLP for shares of common stock until they own up to 25% of our outstanding common stock. The Sale Component enables the Bucksbaums to sell all or a portion of their remaining interest in GGPLP to us for cash or common stock, or a combination thereof, at our election. The Sale Component can only be exercised if the Bucksbaums already own 25% or more of our outstanding common stock.

The Bucksbaum Rights may be exercised by the Bucksbaums from time to time (although only once during any calendar year), in whole or in part, subject to the limitations that in any calendar year the Sale Component may be exercised only with respect to one-fourth of the percentage interest in GGPLP held by the Bucksbaums immediately after the Exchange Component is fully exercised.

The Bucksbaum Rights expire on April 16, 2023 if not exercised prior to that date.

Tax Consequences of Redemption

“United States Federal Income Tax Considerations” summarizes certain federal income tax considerations that may be relevant to you if you want to tender your common units in accordance with the terms of your Redemption Agreement. Because the specific tax consequences to you will depend upon your specific circumstances, you are strongly urged to consult your own tax advisor regarding the specific federal, state and local tax consequences upon exercise of your redemption rights.

Potential Change in Investment Upon Redemption of Common Units

If you tender common units pursuant to your Redemption Agreement, you may receive cash or common stock in exchange for such common units. To the extent that you receive cash, you will no longer have any interest in GGPLP or us, will not benefit from any subsequent increases in the share price of the common stock, and will not receive any future distributions from GGPLP or us (unless you currently own or acquire in the future additional common units or shares of common stock). To the extent that you receive common stock, you will become a stockholder rather than a holder of common units. See “Comparison of Ownership of Common Units and Shares of Common Stock.”

Registration of Shares

We have registered the common stock under the Securities Act to satisfy our registration obligations under the Redemption Agreements. Under the Redemption Agreements, we are required to prepare and file with the SEC such amendments and supplements to the Registration Statement (of which this prospectus is a part) and to this prospectus, as may be necessary to keep the Registration Statement effective, generally during the term in which the redemption rights exist for the common stock, and to comply with the provisions of the Securities Act.

Pursuant to the Agreements, we have agreed to pay all expenses of effecting the above-described registration of the common stock under the Securities Act. As a party to the Agreement, you have agreed severally, in proportion to the number of common units you hold in relation to the total number of shares of common stock covered by the Registration Statement, to reimburse us for registration expenses which are incurred after the registration.

COMPARISON OF OWNERSHIP OF COMMON UNITS AND SHARES OF COMMON STOCK

Although the nature of an investment in shares of common stock is substantially equivalent economically to an investment in common units in GGPLP, there are certain differences between ownership of common units and ownership of shares of common stock, some of which may be material to investors.

The information below highlights a number of the significant differences between us and GGPLP and compares certain legal rights associated with the ownership of common units and common stock. These comparisons are intended to assist you in understanding how your investment will be changed if your common units are redeemed for common stock.

Form of Organization and Assets Owned

GGPLP is organized as a Delaware limited partnership.

We are a Delaware corporation. We have elected to be taxed as a REIT under the Code and intend to maintain such qualification.

Length of Investment

GGPLP has a stated termination date of December 31, 2050, although it may be terminated earlier under certain circumstances.

We have a perpetual term and intend to continue our operations for an indefinite time period.

Additional Equity

GGPLP is authorized to issue additional common units from time to time, as GGPI, which we control, determines as its general partner, in exchange for contributions of cash or property. GGPLP may issue additional common units to GGPI or GGPLP II, generally as long as we issue a comparable amount of our capital stock and that we contribute to GGPLP proceeds raised in connection with the issuance of such capital stock.

Our board of directors may authorize the issuance, in its discretion, of additional equity securities consisting of common stock or preferred stock, provided that the total number of shares issued does not exceed the number of authorized shares of capital stock set forth in our certificate of incorporation. As long as GGPLP is in existence, we generally will contribute the proceeds that we raise from equity capital to GGPLP in exchange for the issuance of common or preferred units in GGPLP to GGPLP II.

Management and Control

Generally, pursuant to the Partnership Agreement, GGPI, as the sole general partner of GGPLP, has exclusive and complete responsibility and discretion in the management and control of GGPLP. The limited partners have no authority to transact business for GGPLP; neither can they participate in the management activities or decisions GGPI makes on its behalf as general partner. However, certain decisions, including those to amend the Partnership Agreement (other than in connection with the admission of additional limited partners), to terminate the Partnership Agreement, to make a general assignment for the benefit of creditors, to take title to any property other than in the name of GGPLP or a subsidiary thereof, to institute any proceeding for bankruptcy or to dissolve GGPLP would require the consent of a majority in interest of the limited partners. In addition, without the written consent of a limited partner, the Partnership Agreement may not be amended to materially adversely affect such limited partner’s rights to distributions or allocations except in connection with the admission of additional limited partners or unless such amendment affects the existing limited partners who are Bucksbaums in the same manner on a unit-for-unit basis.

Our board of directors has exclusive control over our business and affairs, subject only to the restrictions in our certificate of incorporation, our bylaws and the DGCL. At each annual meeting of the stockholders, the stockholders elect directors to our board. The policies our board of directors adopts may be altered or eliminated without a vote of the stockholders. Accordingly, except for their vote in the elections of directors, stockholders have no control over our ordinary business policies.

Fiduciary Duties

Under Delaware law, GGPI is accountable to GGPLP as a fiduciary and, consequently, GGPI is required to exercise good faith in all of its dealings with respect to partnership affairs. The Partnership Agreement provides, however, that GGPI is not liable for monetary damages for losses sustained or liabilities incurred as a result of its acts or omissions, provided that it acted in good faith and in the belief that any such act or omission was in the best interests of GGPLP and, provided further, that GGPI was not guilty of fraud, misconduct or gross negligence.

Under Delaware law, our directors must perform their duties in good faith, in a manner that they reasonably believe to be in our best interests and with the care of an ordinarily prudent person in a like position. Directors who act in such a manner generally will not be liable to us or our stockholders for monetary damages arising from their activities.

Management Liability and Indemnification

As a matter of Delaware law, GGPI has liability for the payment of the obligations and debts of GGPLP unless limitations upon such liability are stated in the document or instrument evidencing the obligation. Under the Partnership Agreement, GGPLP has agreed to indemnify GGPI and its “affiliates,” as defined in the Partnership Agreement, and any individual acting on our or their behalf, from and against all losses, damages, claims or liabilities, including, but not limited to, reasonable attorneys’ fees and expenses, incurred in connection with any actions relating to the operations of GGPLP in which GGPI, its affiliates, or any individual acting on their behalf is involved, to the fullest extent permitted by Delaware law (including any procedures set forth therein regarding advancement of expenses to such indemnified party).

Our certificate of incorporation provides that no director will be personally liable for monetary damages to us or to our stockholders for breach of fiduciary duty as a director, except for liability to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of any provision of our Amended and Restated Certificate of Incorporation that is inconsistent with the foregoing will not adversely affect any right or protection of a director in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Our certificate of incorporation provides that we will indemnify and hold harmless each of our officers and directors. The indemnification provisions provide that we indemnify our officers and directors to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, and advance to our officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In addition, we may, by action of our board of directors, provide indemnification to our employees and agents with the same (or lesser) scope and effect as the foregoing indemnification of directors and officers and we will enter into indemnification agreements with members of our board of directors.

Antitakeover Provisions

Except in limited circumstances, GGPI has exclusive management power over the business and affairs of GGPLP. GGPI may not voluntarily withdraw from GGPLP, or transfer or assign its interest in GGPLP, except to certain controlled affiliates, without the consent of a majority in interest of the limited partners. Additionally, other than as expressly provided in the Partnership Agreement, no limited partner may withdraw from GGPLP without our prior written consent.

We are a Delaware corporation and will continue to be subject to Section 203 of the DGCL. In general, Section 203 prevents an “interested stockholder” (defined generally as a person owning 15% or more of our outstanding voting stock) from engaging in a “business combination” (as defined in Section 203) with us for three years following the date that person becomes an interested stockholder unless:

•                                          before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•                                          upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also our officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•                                          following the transaction in which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

Under Section 203, these restrictions do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving us and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of our directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

Voting Rights

Under the Partnership Agreement, the limited partners have voting rights only with respect to certain limited matters, including dissolution of GGPLP, amendments to the Partnership Agreement (other than to reflect the admission of additional limited partners), making a general assignment for the benefit of creditors, taking title to any personal or real property other than in the name of GGPLP or a subsidiary thereof, and instituting any proceeding for bankruptcy on behalf of GGPLP. All matters submitted to a vote of limited partners require the affirmative vote of a majority in interest of the limited partners. Otherwise, GGPI, as general partner, makes all decisions relating to the operation and management of GGPLP.

We are managed and controlled by a board of directors elected by our stockholders. Delaware law requires that certain major corporate transactions, including most amendments to a corporation’s certificate of incorporation, may not be consummated without the approval of stockholders. Each share of common stock has one vote, and our amended and restated certificate of incorporation permits our board of directors to classify and issue preferred stock in one or more series having voting power which may differ from that of the common stock.

Amendment of the Partnership Agreement or the Certificate of Incorporation

GGPI may not, without the written consent of a majority in interest of the limited partners, amend or modify the Partnership Agreement other than to reflect the admission of additional limited partners.

Amendments to our certificate of incorporation must be approved by a majority of the board of directors and by the vote of at least a majority of the votes entitled to be cast at a meeting of our stockholders; provided, however, that a vote of at least 66 2/3% of the votes entitled to be cast are required for certain amendments.

Vote Required to Dissolve GGPLP or Us

Under the Partnership Agreement, GGPI may elect to dissolve the Partnership upon making a written election to that effect with the written consent of a majority in interest of the limited partners.

Under Delaware law, the board of directors must obtain approval of holders of at least a majority of the outstanding capital stock in order to dissolve us.

Compensation, Fees and Distributions

GGPI does not receive any compensation for its services as general partner of GGPLP. As a partner of GGPLP, however, GGPI, and therefore us, indirectly, has the right to receive allocations and distributions from GGPLP in respect of its percentage interest in GGPLP. In addition, we or one of our controlled affiliates will be reimbursed by GGPLP for all expenses incurred relating to the ongoing operation of GGPLP.

Our officers and independent directors receive compensation for their services.

Liability of Investors

Under the Partnership Agreement and applicable state law, the liability of the limited partners for GGPLP’s debts and obligations is generally limited to the amount of their investment in GGPLP.

Under Delaware law, stockholders are not personally liable for our debts or obligations.

Potential Dilution of Rights

GGPI is authorized to cause GGPLP to issue additional common units from time to time in exchange for contributions of cash or property to GGPLP. The issuance of additional common units may result in the dilution of the interests of the limited partners.

Our board of directors may issue, in its discretion, additional shares of common stock and has the authority to issue from the authorized capital stock a variety of other equity securities with such powers, preferences and rights as the board of directors may designate at the time of issuance. Under an Investment Agreement with the Brookfield Investors, the Brookfield Investors have preemptive rights to purchase our common stock as necessary to allow them to maintain their proportional ownership interest in us on a fully diluted basis, even though the issuance of additional shares of either common stock or other similar equity securities may dilute the interests of our other stockholders.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and to the redemption of common units and the ownership and disposition of our common stock. Except where noted, this summary deals only with common units and common stock held as capital assets. This summary is based upon the provisions of the Code, regulations promulgated thereunder and judicial and administrative rulings and decisions now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary does not purport to address all aspects of U.S. federal income taxation that may affect particular investors in light of their individual circumstances, or certain types of investors subject to special treatment under the U.S. federal income tax laws, such as persons that mark to market their securities, financial institutions (including banks), individual retirement and other tax-deferred accounts, tax-exempt organizations, regulated investment companies, REITs, “controlled foreign corporations”, “passive foreign investment companies”, broker-dealers, former U.S. citizens or long-term residents, life insurance companies, persons that hold common stock as part of a hedge against currency or interest rate risks or that hold common stock as part of a straddle, conversion transaction or other integrated investment, or U.S. holders that have a functional currency other than the U.S. dollar. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or any estate, gift or alternative minimum tax consequences.

For purposes of this summary, a “U.S. holder” is a beneficial owner of common units or common stock, as applicable, that is, for U.S. federal income tax purposes:

•                                          an individual citizen or resident of the United States;

•                                          a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•                                          an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•                                          a trust, if (a) a court within the United States is able to exercise primary jurisdiction over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of common units or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax considerations of the purchase, ownership and disposition of our common stock.

Redemption of Common Units

If we assume and perform the redemption obligation, the redemption will be treated as a sale of common units by you to us in a fully taxable transaction.

Although not free from doubt, if GGPLP redeems common units for cash that we contributed to it to effect such redemption, the redemption likely would be treated for tax purposes as a sale of such common units to us. If, instead, GGPLP chooses to redeem your common units for cash that we have not contributed to effect the redemption, the transaction will be treated as a repurchase of such units by GGPLP and the tax consequences to you will generally be the same as those of a sale of such common units, except that if GGPLP redeems less than all of your common units, the redemption would not be treated similarly to a sale and U.S. holders would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the share of GGPLP liabilities allocable to the redeemed common units, exceeded your adjusted basis in all of your common units immediately before the redemption.

If a common unit is redeemed in a manner that is treated as a sale of the common unit, the U.S. holder will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount realized by such U.S. holder (generally, equal to the sum of the amount of cash and the value of the stock received and the share of GGPLP’s liabilities allocated to such common unit at the time of the redemption) as a result of the sale and (ii) such U.S. holder’s adjusted tax basis in such common unit. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and the value of any other property (i.e. common stock) received upon such sale.

Generally, if a unitholder acquired its common units in a transaction in which gain was not recognized for U.S. federal income tax purposes, such unitholder’s initial tax basis in its common units will have been equal to the basis in the assets transferred in connection with such transaction. That basis will have been increased by (i) any additional capital contributions made by such unitholder to GGPLP, (ii) such unitholder’s allocable share of GGPLP’ s income, (iii) any increases in such unitholder’s share of GGPLP’s liabilities, and (iv) such unitholder’s allocable share of GGPLP’s income that is tax-exempt. That basis will have been decreased, but not below zero, by (i) distributions from GGPLP to the unitholder, (ii) the unitholder ‘s share of GGPLP’s losses, (iii) any decreases in such unitholder’s share of GGPLP’s liabilities, and (iv) such unitholder’s allocable share of GGPLP’s expenditures that are not deductible in computing taxable income and are not required to be capitalized.

Except as noted below, gain or loss recognized by a U.S. holder as a result of a redemption will generally be taxable as capital gain or loss. However, a portion of a U.S. Holder’s gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent the amount realized attributable to “unrealized receivables” or to “inventory items” owned by GGPLP is greater than or less than such U.S. Holder’s basis in such “unrealized receivables” or “inventory items.” The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables or inventory items may exceed net taxable gain realized upon the sale of a common unit and may be recognized even if there is a net taxable loss realized on the sale of a common unit. Thus, a U.S. holder may recognize both ordinary income and a capital loss upon a redemption of its common units.

Capital gain recognized by an individual U.S. holder with respect to common units held for more than one year will generally be taxed at a maximum U.S. federal income tax rate of 20% (except that the rate will be 25% on the portion of the gain that is attributable to depreciation claimed with respect to real estate that is not recaptured as ordinary income under Section 1250 of the Code). There are limitations on the deductibility of capital losses, including that net capital losses may offset only capital gains and up to $3,000 of ordinary income per year in the case of individuals, and may only offset capital gains in the case of corporations. Individuals may carry forward any unused net capital losses indefinitely.

The Internal Revenue Service (the “IRS”) has ruled that a partner that acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Treasury Regulations under Section 1223 of the Code allow a selling U.S. holder that can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. A U.S. holder with common units acquired in separate transactions is urged to consult its tax advisor as to the possible consequences of the IRS ruling and application of the Treasury Regulations.

Potential Application of the Disguised Sale Regulations to a Redemption of Common Units

In a case where GGPLP is treated as repurchasing some or all of a U.S. Holder’s common units, there is a possibility that a redemption of common units might cause a transfer of property to GGPLP in exchange for common units to be treated as a “disguised sale” of property. The Code and the Regulations thereunder (the “Disguised Sale Regulations”) generally provide that, unless one of the prescribed exceptions is applicable or the facts and circumstances clearly establish the absence of a sale, a partner’s contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (including the assumption of or taking subject to a liability) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. The Disguised Sale Regulations also provide, however, that if two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will not be presumed to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale. There can be no assurance that the IRS might not seek to contend that the Disguised Sale Regulations apply to a redemption of common units if the owner of such units previously contributed property to GGPLP.

Taxation of General Growth Properties, Inc.

General

This section is a summary of certain federal income tax matters of general application pertaining to us under the Code. The provisions of the Code pertaining to REITs are highly technical and complex and sometimes involve mixed questions of fact and law. This summary is qualified in its entirety by the applicable Code provisions, regulations, and administrative and judicial interpretations thereof, all of which are subject to change, possibly retroactively.

We elected to be treated as a REIT in connection with the filing of our tax return for 2010. Such election was retroactive to July 1, 2010, the date of our incorporation. We believe that, commencing with such taxable year, we have been organized, have operated and are continuing to operate in a manner so as to qualify as a REIT for U.S. federal income tax purposes. In connection with this registration, Arnold & Porter LLP, our special REIT tax counsel, has delivered an opinion to us that, commencing with our taxable year ending on December 31, 2010, we have been organized and have operated in conformity with the requirements for qualification as a REIT under the Code and our current and proposed method of operation will enable us to meet the requirements for qualification as a REIT under the Code.

It must be emphasized that the opinion of Arnold & Porter LLP is based on various assumptions relating to our organization and operation, and is conditioned upon representations and covenants made by us regarding our organization, assets and the past, present and future conduct of our business operations. While we intend to operate so that we will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Arnold & Porter LLP or by us that we will so qualify for any particular year. Arnold & Porter LLP has no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed in the opinion, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS or any court, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Arnold & Porter LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests (discussed below), some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. While we intend to continue to operate in a manner that will allow us to qualify as a REIT, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

If we qualify as a REIT, we generally will not be subject to federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” (at the corporate and stockholder levels) that generally results from investment in a corporation. However, notwithstanding our qualification as a REIT, we will be subject to federal income tax as follows:

•                                          We will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. For this purpose, REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

•                                          We may, under certain circumstances, be subject to the “alternative minimum tax” on our items of tax preference.

•                                          If we have (a) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income. Foreclosure property generally consists of property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•                                          We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•                                          If we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but have nonetheless maintained our qualification as a REIT because certain other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the excess of 75% of our gross income over the amount of such income attributable to sources which qualify under the 75% gross income test (as discussed below) and (2) the excess of 95% of our gross income over the amount of such income attributable to sources which qualify under the 95% gross income test (discussed below), multiplied by (b) a fraction intended to reflect our profitability.

•                                          If we should fail to satisfy any of the REIT asset tests discussed below (other than a de minimis failure of the 5% or 10% asset tests, as discussed below), due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail the applicable test.

•                                          If we should fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or asset tests) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each failure.

•                                          If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subjected to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

•                                          Any REIT ordinary income and capital gain net income on which an income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the amount of this tax.

•                                          If we acquire any asset from a C corporation, in a transaction in which the tax basis of the asset in our hands is determined by reference to the tax basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the applicable recognition period, then we will generally be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) the adjusted tax basis in the asset, in each case, determined as of the beginning of the applicable recognition period. The results described in this paragraph with respect to the recognition of gain assume that certain elections specified in applicable Treasury Regulations are forgone by the corporation from which the assets are acquired.

•                                          We may be subject to a 100% tax on some items of income or expense that are directly or constructively paid between a taxable REIT subsidiary (as described below) and a REIT if and to the extent that the IRS disputes the reported amounts of these items.

•                                          If we elect to retain the proceeds from the sale of assets that result in net capital gain, we will be required to pay tax at regular corporate tax rates on the retained net capital gain; each stockholder will be required to include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, and each of our stockholders will receive a credit or refund for the stockholder’s proportionate share of the tax we pay.

•                                          We may be required to pay penalties under certain circumstances, including if we fail to meet certain record keeping requirements.

Furthermore, notwithstanding our status as a REIT, we may have to pay certain state and local income taxes because not all states and localities treat REITs the same as they are treated for federal income tax purposes. We could also be subject to foreign taxes on investments and activities in foreign jurisdictions. In addition, certain of our subsidiaries are subchapter C corporations, the earnings of which are subject to federal corporate income tax. Finally, we could also be subject to tax in certain situations and on certain transactions not presently contemplated.

Requirements for qualification as a REIT

The Code defines a REIT as a corporation, trust or association:

(1)                                 that is managed by one or more trustees or directors;

(2)                                 the beneficial ownership of which is evidenced by transferable shares or transferable certificates of beneficial interest;

(3)                                 which would be taxable as a domestic corporation but for Sections 856 through 860 of the Code;

(4)                                 which is neither a financial institution nor an insurance company subject to certain provisions of the Code;

(5)                                 the beneficial ownership of which is held by 100 or more persons;

(6)                                 in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities);

(7)                                 that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions; and

(8)                                 that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Code provides that the first four conditions must be met during the entire taxable year, and that the fifth condition must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. The fifth and sixth conditions do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of the sixth condition, specified tax-exempt entities (but generally excluding trusts described in Section 401(a) and exempt under Section 501(a) of the Code) generally are treated as individuals and other entities, including pension funds, are subject to “look-through” attribution rules to determine the individuals who constructively own the stock held by the entity.

We believe we have operated and intend to continue to operate in a manner so as to satisfy each of the above conditions. In addition, with regard to the fifth and sixth conditions described above, our certificate of incorporation provides certain restrictions regarding transfers of our shares, which provisions are intended to assist us in satisfying these share ownership requirements. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements or otherwise fail to meet the conditions described above, we will fail to qualify as a REIT. See our discussion under “—Failure to qualify as a REIT” for a discussion of the implications of such failure to qualify as a REIT. However, if we comply with certain rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares, and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in the sixth condition described above, we will be treated as having met this requirement.

To monitor compliance with the share ownership requirements, we are required to maintain records regarding the actual ownership of our shares. To do so, each year we must demand from the record holders of certain percentages of our stock written statements in which the record holders are to disclose the persons required to include in gross income our REIT dividends. A stockholder who fails or refuses to comply with the demand must submit a statement with his or her tax return disclosing the actual ownership of the shares and certain other information.

In addition, we must use a calendar year for federal income tax purposes, satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status, and comply with the recordkeeping requirements of the Code and regulations promulgated thereunder. We use a calendar year, and intend to satisfy the relevant filing, administrative, recordkeeping, and other requirements established by the IRS, the Code, and regulations promulgated thereunder that must be met to elect and maintain REIT status.

Gross income tests

In order to maintain qualification as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions and certain hedging transactions, for each taxable year must be derived directly or indirectly from certain investments relating to real property or mortgages on real property, including “rents from real property,” dividends from other REITs and, in certain circumstances, interest or income from certain types of temporary investments. Second, at least 95% of our gross income, excluding gross income from prohibited transactions and certain hedging transactions, for each taxable year must be derived from such real property investments, and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, an amount that depends in whole or in part on the income or profits of a debtor is not excluded from the term “interest” to the extent the amount is attributable to qualified rents received by the debtor if the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property.

Rents that we receive will qualify as “rents from real property” in satisfying the gross income requirements described above only if certain conditions, including the following, are met. First, the amount of rent generally must not depend in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from qualifying as “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, an amount that depends in whole or in part on the income or profits of a debtor is not excluded from the term ‘‘rents from real property’’ to the extent the amount is attributable to qualified rents received by the debtor if the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property. Second, except for certain rents received from a taxable REIT subsidiary, rents received from a tenant will not qualify as “rents from real property” if the REIT (or an actual or constructive owner of 10% or more of the REIT) actually or constructively owns 10% or more of the tenant. Amounts received from the rental of up to 10% of a property to a taxable REIT subsidiary will qualify as “rents from real property” so long as at least 90% of the leased space of the property is rented to third parties and the rents received are substantially comparable to rents received from other tenants of the property for comparable space. Third parties for this purpose means persons other than taxable REIT subsidiaries or related parties. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.”

In addition, for rents received to qualify as “rents from real property,” a REIT generally must not operate or manage the property or furnish or render non-customary services to the tenants of such property, other than through an independent contractor from which the REIT derives no revenue or through a taxable REIT subsidiary. A REIT is permitted to directly perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. Moreover, a REIT may provide non-customary services to tenants of, or operate or manage, a property without disqualifying all of the rent from the property if the payment for such services or operation or management of the property does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services or operation or management is deemed to be at least 150% of the direct cost of providing the services or providing the operation or management.

Although our affiliates may perform development, construction and leasing services for, and may operate and manage, certain properties directly without using an “independent contractor,” we believe that, in almost all instances, the only services to be provided to lessees of these properties will be those usually or customarily rendered in connection with the rental of space for occupancy only. To the extent any non-customary services or operation or management are provided, such services, operation or management will generally (although not necessarily in all cases) be performed by a taxable REIT subsidiary. In any event, we intend that the amounts we receive for non-customary services or operation or management that may constitute “impermissible tenant service income” from any one property will not exceed 1% of the total amount collected from such property during the taxable year.

Our share of any dividends received from our non-REIT corporate subsidiaries and from other corporations in which we own an interest, will generally qualify under the 95% gross income test but not under the 75% gross income test. We do not anticipate that we will receive sufficient dividends from such persons to cause us to exceed the limit on nonqualifying income under the 75% gross income test.

If the IRS successfully asserts that any amount of interest, rent, or other deduction of a taxable REIT subsidiary for amounts paid to us exceeds amounts determined at arm’s length, the IRS’s adjustment of such an item could trigger a 100% excise tax which would be imposed on the portion that is excessive. See “—Penalty tax” below. Taking into account our anticipated sources of nonqualifying income, we believe that our aggregate gross income from all sources will satisfy the income tests applicable to us. However, we may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodic monitoring of our income. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, we attached a schedule of the sources of our income to our tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. See “—Failure to qualify as a REIT” below for a discussion of the implications of such failure to qualify as a REIT. As discussed above in “—General,” even where these relief provisions apply, we would be subject to a penalty tax based upon the amount of our non-qualifying income.

Asset tests

At the close of each quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets at the end of each quarter must consist of real estate assets, cash, cash items and U.S. government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering by us or a public debt offering by us with a term of at least five years, but the stock or debt instrument qualifies as a “real estate asset” only for the one-year period beginning on the date that we receive the proceeds of the offering.

Second, not more than 25% of the value of our total assets may be represented by securities (other than those securities that qualify for purposes of the 75% asset test).

Third, not more than 25% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

Fourth, except for securities that qualify for purposes of the 75% asset test and investments in our qualified REIT subsidiaries and our taxable REIT subsidiaries (each as described below), the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer, except, in the case of the 10% value test, certain “straight debt” securities. Certain types of securities are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property, any security issued by a REIT or a qualified REIT subsidiary (as described below), and interests in certain partnerships (which are subject to a look-thru rule as described below). In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or other entity classified as a partnership for U.S. federal income tax purposes in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or other entity (rather than solely our interest in the capital of the partnership or other entity), excluding for this purposes certain securities described in the Code.

The asset tests described above must be satisfied at the close of each quarter of our taxable year in which we (directly or through our partnerships, other entities classified as partnerships or qualified REIT subsidiaries) acquire securities in the applicable issuer, increase our ownership of securities of the issuer (including as a result of increasing our interest in a partnership or other entity which owns the securities), or acquire other assets. For example, our indirect ownership of securities of an issuer through a partnership or other entity classified as a partnership for U.S. federal income tax purposes may increase as a result of our capital contributions to the partnership or other entity. After initially meeting the asset tests at the close of any quarter as a REIT, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interests in a partnership or other entity), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the values of our assets to ensure compliance with the asset tests. In addition, we intend to take any actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we are deemed to have met the 5% and 10% asset tests if (1) the value of our nonqualifying assets does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10 million and (2) we dispose of the nonqualifying assets or otherwise satisfy these tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) a different period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking certain required steps, including (1) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) a different period of time prescribed by Treasury Regulations to be issued, (2) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (3) disclosing certain information to the IRS.

Although we expect to satisfy the asset tests described above and plan to take steps to ensure that we satisfy these tests for each quarter with respect to which we are required to apply the tests, there can be no assurance that we will always be successful or that we will not require a reduction in our overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with an asset test in a timely manner and the relief provisions described above do not apply, we will cease to qualify as a REIT.

Ownership of interests in partnerships and other entities classified as partnerships

We may own and operate one or more properties through partnerships and other entities classified as partnerships for U.S. federal income tax purposes. Treasury Regulations provide that if we are a partner in a partnership, we are deemed to own our proportionate share of the assets of the partnership based on our interest in partnership capital, subject to special rules relating to the 10% REIT asset test described above. Also, we are deemed to be entitled to our proportionate share of the income of the partnership. The assets and gross income of the partnership retain the same character in our hands for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which we own a direct or indirect interest include the partnership’s share of assets and items of income of any partnership in which it owns an interest. The treatment described above also applies with respect to the ownership of interests in limited liability companies or other entities that are classified as partnerships for U.S. federal income tax purposes.

We may have direct or indirect control of certain partnerships and other entities classified as partnerships and intend to continue to operate them in a manner consistent with the requirements for qualification as a REIT. From time to time we may be a limited partner or non-managing member in certain partnerships and other entities classified as partnerships. If a partnership or other entity in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in the entity. In addition, a partnership or other entity could take an action which could cause us to fail a REIT income or asset test, and we might not become aware of the action in time to dispose of our interest in the applicable entity or take other corrective action on a timely basis. In this case, unless we are entitled to relief, as described above, we will fail to qualify as a REIT.

Ownership of interests in qualified REIT subsidiaries

We may from time to time own and operate certain properties through wholly owned corporate subsidiaries (including entities which, absent the application of the provisions in this paragraph, would be treated as associations classified as corporations for U.S. federal income tax purposes) that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock, and if we do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” as described below. A qualified REIT subsidiary is not treated as a separate corporation for U.S. federal income tax purposes. All assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Code, including the REIT qualification tests. Thus, in applying the federal tax requirements described herein, any corporations in which we own a 100% interest (other than any taxable REIT subsidiaries) are disregarded, and all assets, liabilities and items of income, deduction and credit of these corporations are treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of the issuer’s securities or more than 5% of the value of our total assets.

Ownership of interests in taxable REIT subsidiaries

We may from time to time own corporate subsidiaries treated as taxable REIT subsidiaries. A taxable REIT subsidiary is a corporation other than another REIT or a qualified REIT subsidiary in which a REIT directly or indirectly holds stock, and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary owns, directly or indirectly, securities possessing more than 35% of the total voting power or value of the securities of the corporation. A taxable REIT subsidiary generally may engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT, except that a taxable REIT subsidiary may not directly or indirectly operate or manage a lodging or healthcare facility or directly or indirectly provide to any other person (under a franchise, license or otherwise) rights to any brand name under which any lodging or healthcare facility is operated, except in certain limited circumstances permitted by the Code. A taxable REIT subsidiary or other taxable corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our shareholders. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary’s debt-to-equity ratio and interest expense are not satisfied. Our ownership of securities of taxable REIT subsidiaries will not be subject to the 5% or 10% asset tests described above. See “—Asset tests” above.

Unlike a qualified REIT subsidiary, the income and assets of a taxable REIT subsidiary are not attributed to us for purposes of the conditions that we must satisfy to maintain our REIT status. Accordingly, the separate existence of a taxable REIT subsidiary is not ignored for U.S. federal income tax purposes. Rather, for REIT asset and income testing purposes, we take into account our interest in a taxable REIT subsidiary’s securities and the income and gain we derive therefrom. Certain restrictions are imposed on our ability to own, and our dealings with, taxable REIT subsidiaries. These restrictions are intended to ensure that taxable REIT subsidiaries comprise a limited amount of our business (e.g., the securities of our taxable REIT subsidiaries cannot comprise more than 25% of the value of our total assets) and that taxable REIT subsidiaries remain subject to an appropriate level of federal income taxation.

Ownership of interests in subsidiary REITs

Substantially all of our directly held assets will be interests in one or more subsidiary REITs. Our interests in subsidiary REITs are treated as qualifying real estate assets for purposes of the REIT asset requirements, and any dividend income or gains derived from such interests will generally be treated as income that qualifies for purposes of the REIT 75% and 95% income requirements, provided, in each case, that our subsidiary REITs continue to qualify as REITs. We and our subsidiary REITs are separate entities, each of which intends to qualify as a REIT, and each of which must independently satisfy the various REIT qualification requirements as described herein. The failure of one or more of our subsidiary REITs to qualify as a REIT, however, could result in our inability to qualify as a REIT as well.

Distribution requirements

In order to qualify as a REIT, we must distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•                                          90% of our “REIT taxable income”; and

•                                          90% of our after-tax net income, if any, from foreclosure property; minus

•                                          the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income,” as described below.

For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and excluding our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness, and any like-kind exchanges that are later determined to be taxable.

Such dividend distributions generally must be made in the taxable year to which they relate or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular ordinary or capital gain (as applicable) corporate tax rates.

We intend to make timely distributions sufficient to satisfy these annual distribution requirements. It is possible, however, that from time to time we may not have sufficient cash to meet the 90% distribution requirement due to timing differences between (a) the actual receipt of cash, and (b) the inclusion of certain items in income by us for federal income tax purposes. In the event that such timing differences occur, in order to meet the 90% distribution requirement, we may find it necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable distributions of property.

Under certain circumstances, we may be permitted to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid losing our REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required, however, to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

Furthermore, we will be required to pay a 4% excise tax to the extent that the amounts we actually distribute during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) are less than the sum of 85% of our REIT ordinary income for the year, 95% of our REIT capital gain net income for the year and any undistributed taxable income from prior periods. Any REIT ordinary income and capital gain net income on which an income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the amount of this tax. We intend to make timely distributions sufficient to satisfy this annual distribution requirement.

Prohibited transaction income

Any gain that we realize on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business (but excluding foreclosure property), either directly or through our partnership or disregarded subsidiary entities, generally is treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all of the facts and circumstances surrounding the particular transaction. The Code includes a safe-harbor provision that treats a sale as not constituting a prohibited transaction, the income from which is subject to the 100% penalty tax, if the following requirements are met:

•                                          the property sold is a real estate asset for purposes of the asset tests discussed above;

•                                          the REIT has held the property for at least two years;

•                                          aggregate expenditures made by the REIT during the two-year period preceding the date of the sale that are includible in the tax basis of the property do not exceed 30% of the net selling price of the property;

•                                          either (i) the REIT does not make more than seven sales of property during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies), (ii) the aggregate adjusted tax bases of the properties sold by the REIT during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies) do not exceed 10% of the aggregate tax bases of all of the assets of the REIT as of the beginning of the taxable year, or (iii) the fair market value of the properties sold by the REIT during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies) do not exceed 10% of the fair market value of all of the assets of the REIT as of the beginning of the taxable year;

•                                          with respect to property that constitutes land or improvements (excluding property acquired through foreclosure (or deed in lieu of foreclosure) and lease terminations), the property has been held for not less than two years for the production of rental income; and

•                                          if the REIT has made more than seven sales of property during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies), substantially all of the marketing and development expenditures with respect to the property are made through an independent contractor from whom the REIT does not derive or receive any income.

We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties and to make occasional sales of the properties consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. However, the IRS may contend that one or more of these sales is subject to the 100% penalty tax on income from prohibited transactions.

Penalty tax

Any redetermined rents, redetermined deductions or excess interest we generate are subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by one of our taxable REIT subsidiaries, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents we receive do not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

We intend that, in all instances in which our taxable REIT subsidiaries will provide services to our tenants, the fees paid to our taxable REIT subsidiaries for these services will be at arm’s length rates, although the fees paid may not satisfy the safe harbor provisions referenced above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to reflect their respective incomes clearly. If the IRS successfully makes such an assertion, we will be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid.

Failure to qualify as a REIT

Specified cure provisions may be available to us in the event that we discover a violation of a provision of the Code that would otherwise result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and assets tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at the applicable regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT are not deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, stockholders taxed as individuals currently will be taxed on these dividends at a maximum rate of 20% assuming the relevant holding periods have been met (for tax years beginning after 2012), and corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. We cannot determine whether, under all circumstances in which we discover a violation of any of these provisions of the Code, we will be entitled to this statutory relief.

Taxation of U.S. Holders

Distributions on common stock

If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of our common stock, the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends, other than capital gain dividends, and certain amounts that have been previously subject to corporate level tax, discussed below, will be taxable to U.S. holders as ordinary income. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations.

To the extent that we make distributions on shares of our common stock in excess of our current and accumulated earnings and profits, the amount of these distributions will be treated first as a tax-free return of capital to a U.S. holder. This treatment will reduce the U.S. holder’s adjusted tax basis in the U.S. holder’s shares of our common stock by the amount of the distribution, but not below zero. The amount of any distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s adjusted tax basis in the holder’s shares will be taxable as capital gain.

The gain will be taxable as long-term capital gain if the shares have been held for more than one year at the time of the distribution. Distributions that we declare in October, November, or December of any year and that are payable to a holder of record on a specified date in any of these months will be treated as both paid by us and received by the holder on December 31 of that year, provided we actually pay the distribution on or before January 31 of the following calendar year. U.S. holders may not include in their own income tax returns any of our net operating losses or capital losses.

To the extent that we pay a portion of a dividend in shares of our common stock, U.S. holders may be required to pay tax on the entire amount distributed, including the portion paid in shares of our common stock, in which case the holders might be required to pay the tax using cash from sources other than our company. If a U.S. holder sells the shares of our common stock that the holder receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the distribution, depending on the market price of our shares of common stock at the time of the sale.

Certain events, such as adjustments to the exercise price of our outstanding warrants, could, in some circumstances, result in a deemed taxable distribution to a U.S. holder of our common stock if the adjustment has the effect of increasing the proportionate interest of the U.S. holder in our earnings and profits or assets, without regard to whether the U.S. holder receives any cash or other property. However, adjustments to the exercise price of the warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interests of U.S. holders generally will not result in a taxable deemed distribution. In the event of a deemed taxable distribution, a U.S. holder’s basis in its common stock will be increased by the amount of the taxable distribution. If a taxable deemed distribution occurs, such deemed distribution would be taxable as a dividend, return of capital or capital gain in accordance with the rules discussed herein, and U.S. holders may recognize income as a result even though they receive no cash or property.

Capital gain dividends.

Dividends that we properly designate as capital gain dividends will be taxable to our U.S. holders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that the gain does not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. holder has held our common stock. We are required to designate which maximum rate bracket is applicable to each category of capital gain dividends, which currently are taxable to non-corporate U.S. holders at a maximum 20% rate or 25% rate (with respect to unrecaptured Section 1250 gains). If we fail to designate the applicable bracket, all capital gain dividends will be taxable to non-corporate U.S. holders at the 25% rate. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Retention of net capital gains.

We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gain. If we make this election, we will pay tax on our retained net capital gains. In addition, to the extent we so elect, a U.S. holder generally will:

•                                          include the holder’s pro rata share, based on its shareholdings on the last day of our taxable year, of our undistributed net capital gain in computing the holder’s long-term capital gains in the holder’s return for the holder’s taxable year in which the last day of our taxable year falls;

•                                          be deemed to have paid the holder’s proportionate share of capital gain tax imposed on us on the designated amounts included in the holder’s long-term capital gains;

•                                          receive a credit or refund for the amount of tax deemed paid by the holder;

•                                          increase the adjusted tax basis of the holder’s common stock by the difference between the amount of includible capital gains and the tax deemed to have been paid by the holder; and

•                                          in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Qualified dividend income

A portion of distributions out of our current or accumulated earnings and profits may constitute “qualified dividend income” that is taxed to non-corporate U.S. holders at a maximum rate of 20% (the same as the maximum rate applicable to long-term capital gains) for tax years beginning after 2012 to the maximum rate then applicable to ordinary income) to the extent the amount is attributable to amounts described below, and we properly designate the amount as “qualified dividend income” and the relevant holding period requirements have been met. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

•                                          the qualified dividend income received by us during the taxable year from regular corporations (including any taxable REIT subsidiaries) or from other REITs (if designated by these REITs as qualified dividend income);

•                                          the excess of any undistributed REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to this undistributed REIT taxable income; and

•                                          the excess of any income recognized during the immediately preceding year that is subject to tax by reason of the application of regulations under Section 337(d) of the Code for such preceding year over the federal income tax paid by us with respect to the application of such regulations.

Sale or other disposition of common stock

You will generally recognize capital gain or loss on a sale or other disposition of common stock. Your gain or loss will equal the difference between the proceeds you received and your adjusted tax basis in the common stock. The proceeds received will include the amount of any cash and the fair market value of any other property received for the common stock. If you are a non-corporate U.S. holder and your holding period for the common stock at the time of the sale or other disposition exceeds one year, such capital gain generally will, under current law, be subject to a reduced federal income tax rate. Your ability to offset ordinary income with capital losses is subject to limitations.

Additional Medicare Contribution Tax

An additional tax of 3.8% generally will be imposed on the “net investment income” of U.S. holders who meet certain requirements and are individuals, estates or certain trusts for taxable years beginning after December 31, 2012.  Among other items, “net investment income” generally includes gross income from dividends and net gain attributable to the disposition of certain property, such as shares of our common stock or warrants.  In the case of individuals, this tax will only apply to the extent such individual’s modified adjusted gross income exceeds $200,000 ($250,000 for married couples filing a joint return and surviving spouses, and $125,000 for married individuals filing a separate return).  U.S. holders should consult their tax advisors regarding the possible applicability of this additional tax in their particular circumstances.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS in connection with dividends on common stock and the proceeds of a sale or other disposition of common stock. A non-exempt U.S. holder may be subject to U.S. backup withholding on these payments if it fails to provide its taxpayer identification number to the withholding agent and comply with certification procedures or otherwise establish an exemption from backup withholding.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment generally will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

A 30% withholding tax will be imposed on certain payments to you or certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such institutions fail to comply with information reporting requirements. Accordingly, the entity through which our shares are held will affect the determination of whether such withholding is required. Such payments will include dividends on our common stock and the gross proceeds from the sale or other disposition of our common stock. You could be affected by this withholding if you are subject to the information reporting requirements and fail to comply with them or if you hold our common stock through another person (e.g., a foreign bank or broker) that is subject to withholding because it fails to comply with these requirements (even if you would not otherwise have been subject to withholding). However, withholding will not apply to payments of dividends before January 1, 2014, and to payments of gross proceeds from a sale or other disposition of our common stock before January 1, 2017.

PLAN OF DISTRIBUTION

This prospectus relates to our issuance of up to 12,000,000 shares of common stock if and to the extent that GGPLP unit holders redeem their common units in accordance with the terms of the Redemption Agreements and we, in our sole and absolute discretion, except with respect to the Bucksbaums, elect to issue common stock in consideration for such common units. The Bucksbaums have the right to covert their common units into our common stock. We have registered the common stock for sale to provide the holders thereof with freely tradeable securities, but registration of such shares does not necessarily mean that we will issue any common stock.

We will not receive any cash proceeds from the issuance of the common stock; however, GGPLP II will acquire one common unit (subject to certain anti-dilution adjustments) in exchange for each share of common stock that we issue pursuant to this prospectus and will thereby increase our indirect interest in GGPLP.

To the extent permitted by applicable law, this plan of distribution may be modified in a prospectus supplement or otherwise.

The common stock will be listed on the NYSE, subject to official notice of issuance.

VALIDITY OF SECURITIES

The validity of the securities offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. Arnold & Porter LLP passed upon certain legal matters relating to our classification as a REIT for federal income tax purposes on behalf of us.

EXPERTS

The consolidated financial statements of General Growth Properties, Inc. (the “Company”), except for the financial statements of GGP/Homart II L.L.C. and GGP-TRS L.L.C. (which are accounted for by use of the equity method), the related consolidated financial statement schedule incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of our internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and consolidated financial statement schedule and for the consolidated financial statements includes an explanatory paragraph regarding the Company’s financial statements with assets, liabilities and a capital structure having carrying values not comparable with prior periods, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of GGP/Homart II L.L.C. and GGP-TRS L.L.C., (which are accounted for by use of the equity method), as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, not presented separately in this prospectus, have been audited by KPMG LLP, an independent registered public accounting firm. Our consolidated financial statements and consolidated financial statement schedule are incorporated by reference in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials with the SEC at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. Our SEC filings can also be found on our website at www.ggp.com. Our website and the information on, or accessible through, our website is not part of or incorporated by reference into this prospectus or any accompanying prospectus supplement.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents, unless they are specifically incorporated by reference into those documents. You may obtain a copy of any of our filings, at no cost, by writing or telephoning us at:

General Growth Properties, Inc.

ATTN: Investor Relations
110 N. Wacker Drive
Chicago, IL 60606
(312) 960-5000

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with the SEC into this prospectus. This means that we can disclose important information to you by referring you to such documents. The information incorporated by reference is an important part of this prospectus. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (excluding any information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K):

•                                          our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed on February 28, 2013;

•                                          our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013;

•                                          our Current Report on Form 8-K, filed on January 30, 2013, February 13, 2013, April 3, 2013, May 2, 2013 and May 14, 2013;

•                                          the description of our common stock contained in our Registration Statement on Form 8-A filed on November 5, 2010 under the Exchange Act; and

•                                          other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of any offering by this prospectus, except as to any portion of any future filings which is not deemed to be filed under those sections.

These documents may also be accessed on our website at www.ggp.com. Our website and the information on, or accessible through, our website is not part of or incorporated by reference into this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table is an itemization of the fees and expenses incurred or expected to be incurred in connection with the issuance and distribution of the securities being registered. The Registrant will bear all expenses of the offering of the securities registered hereby and all but the Securities and Exchange Commission (the “SEC”) registration fee are estimates and remain subject to future contingencies.

Securities and Exchange Commission registration fee		$22,315.00
Legal fees and expenses	$	+
Accounting fees and expenses	$	+
Printing fees and expenses	$	+
Transfer Agent Fees and expenses	$	+
Total	$	+

+                               Estimated expenses are not presently known.

Item 15.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, or DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Registrant’s bylaws authorize the indemnification of their officers and directors, consistent with Section 145 of the DGCL. The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements, among other things, require the Registrant to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of the Registrant, arising out of the person’s services as a director or executive officer.

Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

The Registrant maintains standard policies of insurance that provide coverage (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to the Registrant with respect to indemnification payments that each may make to such directors and officers.

Item 16.  Exhibits

Exhibit Number	Description of Exhibits
1.1*	Form of Underwriting Agreement.
2.1**

Third Amended Plan of Reorganization, as modified, filed with the United States Bankruptcy Court for the Southern District of New York on October 21, 2010 (previously filed as Exhibit 2.1 to Old GGP’s Current Report on Form 8-K dated October 21, 2010 which was filed with the SEC on October 26, 2010).

4.1**

Rights Agreement dated July 27, 1993, between Old GGP and certain other parties named therein (previously filed as Exhibit 4.2 to Old GGP’s Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).

4.2**

Amendment to Rights Agreement dated as of February 1, 2000, between Old GGP and certain other parties named therein (previously filed as Exhibit 4.3 to Old GGP’s Registration Statement on Form 8-A12B which was filed with the SEC on March 3, 2010).

4.3**

Redemption Rights Agreement dated June 19, 1997, among the Operating Partnership, Old GGP, and CA Southlake Investors, Ltd. (previously filed as Exhibit 4.6 to Old GGP’s Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).

4.4**

Redemption Rights Agreement dated October 23, 1997, among Old GGP, the Operating Partnership and Peter Leibowits (previously filed as Exhibit 4.7 to Old GGP’s Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).

4.5**

Redemption Rights Agreement dated April 2, 1998, among the Operating Partnership, Old GGP and Southwest Properties Venture (previously filed as Exhibit 4.8 to Old GGP’s Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).

4.6**	Redemption Rights Agreement dated July 21, 1998, among the Operating Partnership, Old GGP, Nashland Associates, and HRE Altamonte, Inc. (previously

Exhibit Number	Description of Exhibits
filed as Exhibit 4.9 to Old GGP’s Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).
4.7**

Redemption Rights Agreement dated October 21, 1998, among the Operating Partnership, Old GGP and the persons on the signature pages thereof (previously filed as Exhibit 4.10 to Old GGP’s Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).

4.8**

Redemption Rights Agreement (Common Units) dated July 10, 2002, by and among the Operating Partnership, Old GGP and the persons listed on the signature pages thereof (previously filed as Exhibit 4.11 to Old GGP’s Annual Report on Form 10-K for the year ended December 31, 2007 which was filed with the SEC on February 27, 2008).

4.9**

Redemption Rights Agreement (Series B Preferred Units) dated July 10, 2002, by and among the Operating Partnership, Old GGP and the persons listed on the signature pages thereof (previously filed as Exhibit 4.12 to Old GGP’s Annual Report on Form 10-K for the year ended December 31, 2007 which was filed with the SEC on February 27, 2008).

4.10**

Redemption Rights Agreement (Common Units) dated November 27, 2002, by and among the Operating Partnership, Old GGP and JSG, LLC (previously filed as Exhibit 4.13 to Old GGP’s Annual Report on Form 10-K for the year ended December 31, 2008 which was filed with the SEC on February 27, 2009).

4.11**

Redemption Rights Agreement dated December 11, 2003, by and among the Operating Partnership, Old GGP and Everitt Enterprises, Inc. (previously filed as Exhibit 4.14 to Old GGP’s Annual Report on Form 10-K/A for the year ended December 31, 2009 which was filed with the SEC on April 30, 2010).

4.12**

Redemption Rights Agreement dated March 5, 2004, by and among the Operating Partnership, Old GGP and Koury Corporation (previously filed as Exhibit 4.15 to Old GGP’s Annual Report on Form 10-K for the year ended December 31, 2007 which was filed with the SEC on February 27, 2008).

4.13**

Registration Rights Agreement dated April 15, 1993, between Old GGP, Martin Bucksbaum, Matthew Bucksbaum and the other parties named therein (previously filed as Exhibit 4.16 to Old GGP’s Annual Report on Form 10-K for the year ended December 31, 2007 which was filed with the SEC on February 27, 2008).

4.14**

Amendment to Registration Rights Agreement dated February 1, 2000, among Old GGP and certain other parties named therein (previously filed as Exhibit 4.17 to Old GGP’s Annual Report on Form 10-K/A for the year ended December 31, 2009 which was filed with the SEC on April 30, 2010)

4.15**

Registration Rights Agreement dated April 17, 2002, between Old GGP and GSEP 2002 Realty Corp (previously filed as Exhibit 4.18 to Old GGP’s Annual Report on Form 10-K for the year ended December 31, 2007 which was filed with the SEC on February 27, 2008).

5.1+	Opinion of Sullivan & Cromwell LLP, dated June 19, 2013
8.1+	Opinion regarding tax matters of Arnold & Porter LLP, dated June 19, 2013.
10.1***

Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated November 9, 2010 (previously filed as Exhibit 10.1 to New GGP’s Annual Report on Form 10-K for the year ended December 31, 2010 which was filed with the SEC on March 8, 2011).

10.2 ***

First Amendment dated June 12, 2012 to Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated November 9, 2010 (previously filed as Exhibit 10.2 to New GGP’s Annual Report on Form 10-K for the year ended December 31, 2012 which was filed with the SEC on February 29, 2013).

10.3 ***

Second Amendment dated November 30, 2012 to Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated November 9, 2010 (previously filed as Exhibit 10.2 to New GGP’s Annual Report on Form 10-K for the year ended December 31, 2012 which was filed with the SEC on February

Exhibit Number	Description of Exhibits
29, 2013).
10.4 ***

Third Amendment dated February 13, 2013 to Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated November 9, 2010 (previously filed as Exhibit 10.2 to New GGP’s Annual Report on Form 10-K for the year ended December 31, 2012 which was filed with the SEC on February 29, 2013).

23.1+	Consent of Deloitte & Touche LLP, independent registered public accounting firm, relating to General Growth Properties, Inc.
23.2+	Consent of KPMG LLP, independent registered public accounting firm, relating to GGP/Homart II L.L.C.
23.3+	Consent of KPMG LLP, independent registered public accounting firm, relating to GGP-TRS L.L.C.
23.4+	Consent of Sullivan & Cromwell LLP (included in the opinion filed as Exhibit 5.1 hereto).
23.5+	Consent of Arnold & Porter LLP (included in the opinion filed as Exhibit 8.1).
24.1+	Power of Attorney (included on signature page).

*                               To be filed by post-effective amendment to this registration statement or as an exhibit to a document incorporated by reference herein.

**                        Incorporated by reference to filing by GGP, Inc. (formerly General Growth Properties, Inc. and referred to as “Old GGP”) (Commission File No. 1-11656).

***                 Incorporated by reference to filing by General Growth Properties, Inc. (formerly New GGP, Inc. and referred to as “New GGP”) (Commission File No. 1-34948).

+                               Filed herewith.

Item 17.  Undertakings

1.                                      The undersigned Registrant hereby undertakes:

(a)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i), (a)(ii) and (a)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the

Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.                                      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.                                      That, for the purpose of determining liability under the Securities Act to any purchaser:

(a)                                 Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)                                 Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5.                                      The undersigned Registrant hereby undertakes that, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)                                 Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(b)                                 Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(c)                                  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the Registrant; and

(d)                                 Any other communication that is an offer in the offering made by the Registrant to the purchaser.

6.                                      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7.                                      The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

8.                                      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on June 19, 2013.

GENERAL GROWTH PROPERTIES, INC.

By:	/s/ SANDEEP MATHRANI
Name: Sandeep Mathrani
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned directors and officers of the Registrant, a Delaware corporation, which is filing a Registration Statement on Form S-3 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933 hereby constitute and appoint each of Sandeep Mathrani, Michael Berman and Marvin Levine (with full power to act alone), the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign such registration statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney shall not revoke or in any way modify any power of attorney previously executed by the undersigned.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ SANDEEP MATHRANI	Director and Chief
Sandeep Mathrani	Executive Officer	June 19, 2013
(Principal Executive Officer)

/S/ MICHAEL B. BERMAN	Executive Vice President and
Michael B. Berman	Chief Financial Officer	June 19, 2013
(Principal Financial Officer)

/S/ JAMES A. THURSTON
James A. Thurston	Senior Vice President and Chief Accounting Officer	June 19, 2013
(Principal Accounting Officer)

/S/ RICHARD B. CLARK	Director	June 19, 2013
Richard B. Clark

S-1

/S/ MARY LOU FIALA	Director	June 19, 2013
Mary Lou Fiala

/S/ J. BRUCE FLATT	Director	June 19, 2013
J. Bruce Flatt

/S/ JOHN K. HALEY	Director	June 19, 2013
John K. Haley

/S/ DAVID J. NEITHERCUT	Director	June 19, 2013
David J. Neithercut

/S/ CYRUS MADON	Director	June 19, 2013
Cyrus Madon

/S/ MARK R. PATTERSON	Director	June 19, 2013
Mark R. Patterson

/S/ JOHN G. SCHREIBER	Director	June 19, 2013
John G. Schreiber

S-2

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
1.1*	Form of Underwriting Agreement.
2.1**

Third Amended Plan of Reorganization, as modified, filed with the United States Bankruptcy Court for the Southern District of New York on October 21, 2010 (previously filed as Exhibit 2.1 to Old GGP’s Current Report on Form 8-K dated October 21, 2010 which was filed with the SEC on October 26, 2010).

4.1**

Rights Agreement dated July 27, 1993, between Old GGP and certain other parties named therein (previously filed as Exhibit 4.2 to Old GGP’s Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).

4.2**

Amendment to Rights Agreement dated as of February 1, 2000, between Old GGP and certain other parties named therein (previously filed as Exhibit 4.3 to Old GGP’s Registration Statement on Form 8-A12B which was filed with the SEC on March 3, 2010).

4.3**

Redemption Rights Agreement dated June 19, 1997, among the Operating Partnership, Old GGP, and CA Southlake Investors, Ltd. (previously filed as Exhibit 4.6 to Old GGP’s Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).

4.4**

Redemption Rights Agreement dated October 23, 1997, among Old GGP, the Operating Partnership and Peter Leibowits (previously filed as Exhibit 4.7 to Old GGP’s Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).

4.5**

Redemption Rights Agreement dated April 2, 1998, among the Operating Partnership, Old GGP and Southwest Properties Venture (previously filed as Exhibit 4.8 to Old GGP’s Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).

4.6**

Redemption Rights Agreement dated July 21, 1998, among the Operating Partnership, Old GGP, Nashland Associates, and HRE Altamonte, Inc. (previously filed as Exhibit 4.9 to Old GGP’s Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).

4.7**

Redemption Rights Agreement dated October 21, 1998, among the Operating Partnership, Old GGP and the persons on the signature pages thereof (previously filed as Exhibit 4.10 to Old GGP’s Annual Report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 31, 2006).

4.8**

Redemption Rights Agreement (Common Units) dated July 10, 2002, by and among the Operating Partnership, Old GGP and the persons listed on the signature pages thereof (previously filed as Exhibit 4.11 to Old GGP’s Annual Report on Form 10-K for the year ended December 31, 2007 which was filed with the SEC on February 27, 2008).

4.9**

Redemption Rights Agreement (Series B Preferred Units) dated July 10, 2002, by and among the Operating Partnership, Old GGP and the persons listed on the signature pages thereof (previously filed as Exhibit 4.12 to Old GGP’s Annual Report on Form 10-K for the year ended December 31, 2007 which was filed with the SEC on February 27, 2008).

4.10**

Redemption Rights Agreement (Common Units) dated November 27, 2002, by and among the Operating Partnership, Old GGP and JSG, LLC (previously filed as Exhibit 4.13 to Old GGP’s Annual Report on Form 10-K for the year ended December 31, 2008 which was filed with the SEC on February 27, 2009).

4.11**

Redemption Rights Agreement dated December 11, 2003, by and among the Operating Partnership, Old GGP and Everitt Enterprises, Inc. (previously filed as Exhibit 4.14 to Old GGP’s Annual Report on Form 10-K/A for the year ended December 31, 2009 which was filed with the SEC on April 30, 2010).

4.12**	Redemption Rights Agreement dated March 5, 2004, by and among the Operating

Ex.-1

Exhibit Number	Description of Exhibits

Partnership, Old GGP and Koury Corporation (previously filed as Exhibit 4.15 to Old GGP’s Annual Report on Form 10-K for the year ended December 31, 2007 which was filed with the SEC on February 27, 2008).

4.13**

Registration Rights Agreement dated April 15, 1993, between Old GGP, Martin Bucksbaum, Matthew Bucksbaum and the other parties named therein (previously filed as Exhibit 4.16 to Old GGP’s Annual Report on Form 10-K for the year ended December 31, 2007 which was filed with the SEC on February 27, 2008).

4.14**

Amendment to Registration Rights Agreement dated February 1, 2000, among Old GGP and certain other parties named therein (previously filed as Exhibit 4.17 to Old GGP’s Annual Report on Form 10-K/A for the year ended December 31, 2009 which was filed with the SEC on April 30, 2010)

4.15**

Registration Rights Agreement dated April 17, 2002, between Old GGP and GSEP 2002 Realty Corp (previously filed as Exhibit 4.18 to Old GGP’s Annual Report on Form 10-K for the year ended December 31, 2007 which was filed with the SEC on February 27, 2008).

5.1+	Opinion of Sullivan & Cromwell LLP, dated June 19, 2013.
8.1+	Opinion regarding tax matters of Arnold & Porter LLP, dated June 19, 2013.
10.1***

Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated November 9, 2010 (previously filed as Exhibit 10.1 to New GGP’s Annual Report on Form 10-K for the year ended December 31, 2010 which was filed with the SEC on March 8, 2011).

10.2 ***

First Amendment dated June 12, 2012 to Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated November 9, 2010 (previously filed as Exhibit 10.2 to New GGP’s Annual Report on Form 10-K for the year ended December 31, 2012 which was filed with the SEC on February 29, 2013).

10.3 ***

Second Amendment dated November 30, 2012 to Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated November 9, 2010 (previously filed as Exhibit 10.2 to New GGP’s Annual Report on Form 10-K for the year ended December 31, 2012 which was filed with the SEC on February 29, 2013).

10.4 ***

Third Amendment dated February 13, 2013 to Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated November 9, 2010 (previously filed as Exhibit 10.2 to New GGP’s Annual Report on Form 10-K for the year ended December 31, 2012 which was filed with the SEC on February 29, 2013).

23.1+	Consent of Deloitte & Touche LLP, independent registered public accounting firm, relating to General Growth Properties, Inc.
23.2+	Consent of KPMG LLP, independent registered public accounting firm, relating to GGP/Homart II L.L.C.
23.3+	Consent of KPMG LLP, independent registered public accounting firm, relating to GGP-TRS L.L.C.
23.4+	Consent of Sullivan & Cromwell LLP (included in the opinion filed as Exhibit 5.1 hereto).
23.5+	Consent of Arnold & Porter LLP (included in the opinion filed as Exhibit 8.1).
24.1+	Power of Attorney (included on signature page).

*                               To be filed by post-effective amendment to this registration statement or as an exhibit to a document incorporated by reference herein.

**                        Incorporated by reference to filing by GGP, Inc. (formerly General Growth Properties, Inc. and referred to as “Old GGP”) (Commission File No. 1-11656).

Ex.-2

***                 Incorporated by reference to filing by General Growth Properties, Inc. (formerly New GGP, Inc. and referred to as “New GGP”) (Commission File No. 1-34948).

+                               Filed herewith.

Ex.-3